Exhibit 10.1

2013 Conceptus Executive Bonus Plan

Plan:         FY13 EBP – Executive Bonus Plan

I.	Objective

Conceptus’ Executive Bonus Plan (hereinafter referred to as “EBP”) is intended to recognize and reward executive officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively, the “Executives”), including the Chief Executive Officer (“CEO”) and Named Executive Officers (“NEOs”), who achieve goals that support, and are aligned with, the Company’s strategic goals. The purpose of the plan is to:

•	Focus Executive efforts on goals of critical importance to the Company’s and each department’s business plan.

•	Strengthen the ability of the Company to attract and retain high caliber, critical personnel.

•	Provide bonus opportunities that reward above average performance.

II.	Determination of the Fund

To determine the actual dollars in the Plan, each Executive has a defined target incentive opportunity, expressed as a percent of base salary, which is recommended for approval each year by the CEO (other than with respect to the CEO’s own opportunity) and approved by the Compensation Committee and the Board of Directors. This target is used to determine the amount of funding contributed to the overall award pool for each Executive.

III.	Effective Date

The effective date of this program is 1 January 2013, the beginning of the plan year, and will continue in effect until 31 December 2013, or until terminated or amended by the Compensation Committee and the Board of Directors. This plan supersedes all prior Executive incentive cash compensation plans.

IV.	Eligibility

The participants must meet the following criteria to be eligible to participate in the Incentive Plan:

•	Regular, full-time employee status;

•	Hired on or before September 30th of the current fiscal year;

•	A participant must not be a participant in any other variable pay plan at Conceptus including any sales Commission Plan;

•

A participant must be employed by Conceptus as a regular full-time, Executive on the day the bonus is paid to be eligible to receive any Incentive Plan award and not on a performance improvement plan at the end of the year.

•	The approved Target Bonus for each Executive is a percentage of the Executive’s base salary at the close of the fiscal year, and for the current EBP are as follows:

EXECUTIVE PARTICIPANT CATEGORY	TARGET AWARD: % of BASE SALARY
CEO	100%
EVP, CFO	60%
EVP, Chief Commercial Officer	60%
EVP, General Counsel	60%
EVP, R&D	50%
EVP, Operations	50%
EVP, Human Resources	50%
VP, Clinical & Regulatory Affairs	40%

Incentive Objectives

There are three components to achievement of an award: 20% personal MBO, 48% sales plan and 32% aEBITDA plan (based on a 60/40 split between Sales and aEBITDA). The sales plan and aEBITDA plan shall be established by the Compensation Committee and Board of Directors and set forth in the minutes of the applicable meeting. Achievement payout is straight forward for personal MBO’s. The final determination of the Executive’s achievement of personal MBO’s will be made by the Compensation Committee and the Board of Directors after receiving the CEO’s recommendation for personal MBO achievement for all Executives other than the CEO. For sales and aEBITDA, payouts will be based on the following company performance levels:

Sales Plan Achievement	Payout	aEBITDA Plan Achievement*	Payout
<95%	0%	<95%	0%
95%	50%	95%	50%
96%	60%	96%	60%
97%	70%	97%	70%
98%	80%	98%	80%
99%	90%	99%	90%
100%	100%	100%	100%

*	aEBITDA achievement is calculated after bonus accrual

aEBITDA is defined as operating income plus stock compensation, depreciation and amortization.

In order for any payout to occur for any of the three EBP components, there is a threshold requiring both Sales Plan achievement and an aEBITDA Plan achievement to be at 95% minimum. There will be overachievement permitted based exclusively on Sales Plan Achievement as follows:

2013 Sales Plan Achievement	2013 Payout
101%	106%
102%	112%
103%	118%
104%	124%
105%	130%
106%	136%
107%	143%
108%	150%

The actual payout percentage will be interpolated between the points in the above table, based on the actual Sales Plan achievement percentage. For example, Sales Plan achievement of 101.5% would result in an earned payout of 109%.

The payout percentage applies to the individual’s entire bonus payment, not just the Sales component.

VI.	Bonus Opportunity & Award

The target award opportunity will be expressed as a percentage of the participant’s base salary at the close of the fiscal year. The award for Executives other than the CEO will be recommended by the CEO and approved by the Compensation Committee and Board of Directors and will be consistent with the participant’s peers within the company. The award for the CEO will be approved by the Compensation Committee and Board of Directors.

The amount that a participant actually receives for the full fiscal year will be based upon the extent to which the set objectives have been achieved. The participant will receive a percentage of the total award opportunity corresponding to the percentage of each objective accomplished and the weight assigned to the objective. Evaluations of performance against individual and financial objectives are made for the full year prior to fiscal year-end payment.

VII.	Performance Goal and Payout

MBO’s are established at the start of the year for each Executive to ensure individual priorities are aligned with the Company’s corporate goals. These individual objects or MBO’s reflect the key priorities and results that the Plan participant as an individual will be accountable for under the Plan. Performance against the MBO’s of the Executives other than the CEO will be assessed by the CEO and approved by the Compensation Committee and Board of Directors at the end of the year and will impact the final incentive award (if any) a Plan participant earns under the Plan. Performance against the MBO’s for the CEO will be assessed and approved by the Compensation Committee and Board of Directors.

Bonus awards for each participant will be calculated by the Finance Department. The awards will be made as soon as practical after the completion of the audit and issuance of year-end earnings press release. Generally, the awards will be distributed within three months after the end of the fiscal year and, in any event, prior to the last day of the second quarter during which the determination is made.

VIII.	Plan Administration

Pro-rated Awards. Individuals who are promoted to eligible positions during the plan year, new hires into eligible positions and eligible participants who are either on leave or on active written warning for part of the year may be awarded partial bonuses under this program, based on the accomplished objectives and their respective weights, subject to recommendation of the CEO and the approval of the Compensation Committee and Board of Directors.

Transfers. In the event of transfer of an eligible participant to another position or department in which the participant no longer qualifies as an Executive, the CEO will evaluate EBP results for a prorated award (see Prorated Awards above) at the end of the year, and forward copies to the Human Resources Department. The CEO will be responsible for setting the key business plan objectives for the balance of the year, if applicable, and forwarding the original to Human Resources. Awards based on these objectives will be pro-rated (see Pro-rated Awards above) as well, for end of the year payment.

Authority. The Compensation Committee shall have the full power and authority to construe, interpret and administer the plan. All decisions, actions or interpretations of the Compensation Committee and the Board of Directors shall be final and conclusive and binding on all parties. This program shall be administered by the Human Resources Department.

IX.	General Provisions

The sales plan and the aEBITDA plan for 2013 may be reviewed and revised at the discretion of the Compensation Committee and Board of Directors.

Nothing in this plan shall be construed to limit in any way the right of Conceptus, Inc. to terminate an employee’s employment at any time, with or without cause or notice, nor shall it be evidence of any agreement or understanding, expressed or implied, that Conceptus or any of its subsidiaries will employ an employee in any particular position, for any particular period of time, ensure participation in any incentive programs, or the granting of awards from such programs as they may from time to time exist or be constituted. Conceptus reserves the right to discontinue or alter the plan at its sole discretion at any time with or without notice.

ACKNOWLEDGEMENT

I,                                         , hereby acknowledge that I have received, read and understand the 2013 Conceptus Executive Bonus Plan and agree to the conditions therein.

Signature	Date

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